EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENTRAVISION COMMUNICATIONS CORPORATION ENTERS INTO NEW

CREDIT FACILITY; SUCCESSFULLY COMPLETES ITS TENDER OFFER

FOR ITS 8.125% SENIOR SUBORDINATED NOTES DUE 2009

SANTA MONICA, CALIFORNIA, September 30, 2005 – Entravision Communications Corporation (“Entravision”) (NYSE: EVC) announced today that it has replaced its existing $400 million senior secured bank credit facility with a new $650 million senior secured bank credit facility (the “New Credit Facility”). The New Credit Facility consists of a 7 1/2-year $500 million term loan and a 6 1/2-year $150 million revolving credit facility. Due to strong market demand, the $500 million term loan was attractively priced at L+150. Entravision successfully executed a $500 million notional amount amortizing swap converting its $500 million floating rate term loan into a fixed rate obligation at a rate of 5.96% for a five year period.

Entravision also announced today that it has successfully completed its previously announced tender offer for $225,000,000 aggregate principal amount of 8.125% Senior Subordinated Notes due 2009 (“Notes”) and related consent solicitation.

The tender offer expired at 9:00 a.m., New York City time, on September 29, 2005 (the “Expiration Time”). As of the Expiration Time, $225,000,000 principal amount of the Notes, representing 100% of the Notes, were validly tendered for purchase and not withdrawn and Entravision has accepted the Notes for purchase. The purchase price for the Notes was $1,057.61 per $1,000, which included a consent payment of $20.00 per $1,000 principal amount of Notes.

The aggregate purchase price for the Notes was approximately $238,000,000. Entravision paid the aggregate purchase price with borrowings made under the New Credit Facility.

The tender offer and consent solicitation were made upon the terms, and subject to the conditions, set forth in the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, each dated August 9, 2005.

Goldman, Sachs & Co. and Citigroup Global Markets Inc. acted as the joint dealer managers and solicitation agents for the tender offer and the consent solicitation. Bondholder Communications Group acted as the information and tender agent.

This announcement is neither an offer to purchase nor a solicitation of an offer to purchase any security. No security has been registered under the Securities Act of 1933, as amended, and no security will be offered or sold in the United States absent such registration or an applicable exemption from registration requirements.

Entravision does not undertake any obligation to publicly update or revise any statements in this press release because of new information, future events or otherwise.

Entravision is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets in the United States. Entravision owns and operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 54 owned and operated radio stations in 21 U.S. markets. Entravision’s outdoor advertising operations consist of approximately 11,100 advertising faces located primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in our filings with the Securities and Exchange Commission.